Exhibit 99.1

W&T Offshore, Inc. Announces Pricing of $450,000,000 8.25% Senior Notes due 2014

HOUSTON, June 8, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — W&T Offshore, Inc. (NYSE: WTI) today announced the pricing of approximately $450 million of its 8.25% senior notes due 2014 (the “Notes”). The interest payment dates on the Notes are June 15 and December 15, with interest payments commencing on December 15, 2007. The Notes are scheduled to mature on June 15, 2014. The sale of the Notes is expected to close on June 13, 2007. The proceeds of the offering will be used to repay borrowings under our credit agreement.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at http://www.wtoffshore.com

Contacts:

Manuel Mondragon, Vice President of Finance

investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

SOURCE W&T Offshore, Inc.

Manuel Mondragon, Vice President of Finance, +1-713-297-8024,

investorrelations@wtoffshore.com, of W&T Offshore, Inc.; or Ken Dennard,

ksdennard@drg-e.com, or Lisa Elliott, lelliott@drg-e.com, both of DRG&E for

W&T Offshore, Inc., +1-713-529-6600

http://www.wtoffshore.com